Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of July 3, 2025 (the “Effective Date”) by and between PYXIS ONCOLOGY, INC., a Delaware corporation (“Pyxis”), and Pamela Connealy, residing at 2219 Forest Garden Drive, Kingwood, Texas 77345 (“Employee”).

WHEREAS, as of and following the Separation Date, Employee will no longer be employed by the Company as its Chief Financial Officer and will no longer hold any other employment, director, manager, or officer positions with the Company or any of its affiliates;

WHEREAS, the parties desire to set forth in this Agreement the terms upon which they have mutually agreed to an orderly termination of Employee’s employment with Pyxis; and

WHEREAS, as part of the orderly termination, Employee has agreed to provide certain consulting services to Pyxis, pursuant to the terms of a Consulting Agreement dated July 3, 2025 (the “Consulting Agreement”), and Pyxis and Employee have agreed to modify certain equity award agreements, in accordance with the terms of a Letter Agreement dated July 3, 2025 (the “Letter Agreement”).

NOW THEREFORE, in consideration of the mutual agreements and other consideration contained in this Agreement, the parties agree as follows:

1.
Severance and Other Benefits. In accordance with the terms of the Amended and Restated Executive Employment Agreement dated November 21, 2022 (the “Employment Agreement”), between Pyxis and Employee, which is attached hereto and incorporated herein as Attachment A, Pyxis agrees to pay Employee the severance benefits set forth in Section 4 of the Employment Agreement, in accordance with the terms thereof.
2.
Mutual Releases. In consideration for the payments made pursuant to Section 1 above, Employee, on behalf of Employee, Employee’s heirs, executors, administrators, successors and assigns, hereby releases, acquits and forever discharges Pyxis and any and all of its current or former subsidiaries and other affiliated entities and benefit plans, as well as its and/or their officers, directors, representatives, attorneys, agents, servants, employees, stockholders, successors, predecessors and affiliates, each in their respective capacities from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, in equity or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time as of or prior to the Effective Date, including, but not limited to: all such claims or demands arising from Employee’s employment or the termination of Employee’s employment; all such claims and demands related to salary, bonuses, commissions, stock, stock options (except as provided in Section 4 of the Employment Agreement), expense reimbursements, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the Federal Civil Rights Acts of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any law or legal principle of similar effect in any other relevant jurisdiction; contract claims; tort claims; or claims of wrongful discharge, discrimination, fraud, defamation, and emotional distress. Employee further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any federal, state or other court, administrative agency or other forum concerning any claims released herein. Notwithstanding the foregoing, this release by Employee excludes (i) any rights to payment under Section 4 of the Employment Agreement, (ii) any rights to vested accrued benefits and compensation under the Company’s applicable plans and arrangements (including with respect to equity awards), (iii) any right to indemnification by the Company or its affiliates and (iv) any right to coverage under applicable directors’ and officers’ or other third party liability insurance policies. For clarity, the releases included herein do not release Employee or Company from rights or obligations under the Consulting Agreement or the Letter Agreement.

To the maximum extent permitted by law, the Company irrevocably and unconditionally releases and discharges Employee from any and all known and unknown rights, charges, complaints, claims, liabilities, obligations, damages, causes of action, lawsuits, costs and expenses (including attorney's fees and costs) that are civil in nature or unrelated to fraud or embezzlement arising out of or in any way connected to Employee’s employment with or separation from the Company.

3.
Noncompetition and Nonsolicitation. Employee agrees and acknowledges that the non-solicitation restrictions set forth in the Confidentiality and Proprietary Rights Agreement between Pyxis and Employee, dated August 19, 2021 (the “Confidentiality and Proprietary Rights Agreement”), remain in full force and effect until the one-year anniversary of the date of Employee’s termination (i.e., until June 30, 2026), provided, however, Employee will not be bound by the post-employment non-competition obligation at Section 3.1 of the Confidentiality and Proprietary Rights Agreement.
4.
Mutual Non-Disparagement. The parties covenant and agree that for a one-year period following the Effective Date, each shall refrain from making any defamatory, derogatory or other unfavorable statements regarding the other or, in the case of Employee, Pyxis’s business, officers, directors, employees and agents. Pyxis’s obligations under this Section 4 are limited to Pyxis’s officers and directors who have knowledge of Pyxis’s obligations under this Section 4. Additionally, Pyxis will use reasonable efforts to advise the officers of the following consulting firms of Pyxis’s obligations under this Section 4, and to cause those officers to comply with the obligations under this Section 4 with respect to Employee: Real Chemistry; Scilentia and SYNOV Solutions, LLC. This Section 4 shall not be violated by truthful statements made pursuant to Section 5 or 5.A. of this Agreement or in response to, or pursuant to, legal process between the parties, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
5.
Confidentiality. Except for her own attorney, her tax advisor and her immediate family, Employee agrees that the existence and the terms of this Agreement shall be confidential, and that he, her attorney, her tax advisor and her immediate family will not disclose any information concerning the terms of this Agreement to anyone, including but not limited to past, present or future employees of Pyxis. In addition, Employee is party to and bound by the provisions of the Confidentiality and Proprietary Rights Agreement, including with respect to confidentiality.
5.A.
Protected Communications. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Employee from (a) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government regulatory agency or commission (collectively, the “Government Agencies”), (b) communicating with any Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, or (c) testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment when Employee has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or legislature, in each of the foregoing clauses (a)-(c) without prior authorization of, or notice to, Pyxis. Nothing in this Agreement or the release prevents Employee from discussing or disclosing information about unfair or unlawful acts or employment practices in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. While this Agreement does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission or to receive a monetary award from a government- administered whistleblower award program, Employee understands and agree that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights Employee may have to individual relief based on any claims that Employee has released and any rights Employee has waived by signing this Agreement. Furthermore, notwithstanding anything to the contrary in this Agreement, the Confidentiality and Proprietary Rights Agreement, or any other agreement between the parties, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct
6.
No Admission. Employee understands and agrees that nothing contained in this Agreement is to be considered an admission by Pyxis of any wrongdoing under any federal, state or local statute, regulation, public policy, tort law, contract law, common law.
7.
Acknowledgement. Employee acknowledges that she has read and understands this Agreement and executes it knowingly, voluntarily and without coercion. Employee acknowledges that she is being advised herein in writing to consult with an attorney prior to executing this Agreement, that she has consulted with an attorney, and she has been given a period of at least 21 days within which to consider and execute this Agreement, unless she voluntarily chooses to execute this Agreement before the end of the 21 day period by executing the attached Election to Execute Prior to Expiration of 21 Day Consideration Period. Employee understands that she has 7 days following her execution of this Agreement to revoke her execution of this Agreement. The Effective Date of this Agreement shall be the 8th day after it is executed and has not been revoked. For any revocation to be effective, written notice of revocation must be delivered to Pyxis, attention: Chairman of the Board, no later than 5:00 p.m. on the 7th calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and she shall not receive the benefits described herein. No payments shall be made under the terms of this Agreement until the 7-day revocation period described in this paragraph has expired without revocation by Employee.
8.
Modifications. This Agreement may not be modified in any way except in a written agreement signed by both Employee and an authorized representative of Pyxis.
9.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to its conflict of law provisions.
10.
Entire Agreement. This Agreement and the Confidentiality and Proprietary Rights Agreement (as modified hereby) constitutes the entire agreement and understanding between the parties relating to Employee’s separation from Pyxis and the matters set forth herein. Employee acknowledges and agrees that in executing this Agreement, Employee has not relied on any promises or representations other than those set forth in this Agreement. For the avoidance of doubt, this Agreement does not alter, amend or otherwise change the rights or obligations of Employee or Pyxis in respect of grants of any stock options or other equity compensation provided to Employee on July 31, 2021, September 15, 2021, December 6, 2021, March 31,

2022, April 14, 2022, January 3, 2023, March 24, 2023, September 7, 2023, March 26, 2024, December 23, 2024, and March 31, 2025, which grants are governed by the terms of the specific grant agreements therefor, as modified by the Letter Agreement.

IN WITNESS THEREOF, Employee and Pyxis, after carefully reading the provisions of this Agreement, herein declare that they understand such provisions and willingly accept and agree thereto by executing this Agreement.

PYXIS ONCOLOGY, INC.

By:	/s/ Lara Sullivan
Lara Sullivan, M.D.
President and Chief Executive Officer

/s/ Pamela Connealy
Pamela Connealy

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF 21 DAY CONSIDERATION PERIOD

I, Pamela Connealy, understand that I have at least 21 days within which to consider and execute the foregoing Separation Agreement and General Release. However, after having an opportunity consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and General Release before the 21 day period has expired.

/s/ Pamela Connealy
Pamela Connealy

PYXIS ONCOLOGY, INC.

VIA EMAIL ONLY July 3, 2025

Ms. Pamela Connealy

pamconnealy@gmail.com 2219 Forest Garden Drive Kingwood, TX 77345

RE: MATTERS RELATED TO EQUITY COMPENSATION

Dear Pam,

In connection with your separation from Pyxis Oncology, Inc. (the “Company”) as a full-time employee, and in further consideration for your entering into the Separation Agreement and General Release dated July 3, 2025 (the “Separation Agreement”) and for your agreeing to provide consulting services to the Company from time to time following your separation of service from the Company, pursuant to the terms of the Consulting Agreement dated July 3, 2025 (the “Consulting Agreement”), between you and the Company, the Compensation Committee of the Board of Directors has approved the following modifications your equity compensation:

(1)
Full Vesting.

a.
Notwithstanding any provision of the First 2025 Grant Agreement (as defined below), 247,322 shares of unvested stock options under the First 2025 Grant Agreement (the “Accelerated Options”) will vest in full on July 31, 2025 (the “Vesting Acceleration Date”).

b.
Notwithstanding any provision of the 2024 Restricted Stock Unit (“RSU”) Award Agreement (as defined below), 225,989 RSUs awarded thereunder will vest in full on the Vesting Acceleration Date.

c.
Twenty six thousand six hundred eighty-nine (26,689) RSUs vested on June 30, 2025, which amounts are also credited to Ms. Connealy as a “separation award”.

(2)
Already Approved Acceleration of Restricted Stock Units. The Restricted Stock Unit Award granted on March 31, 2022 (the “’22 Grant”) for 247,524 shares of common stock and the Restricted Stock Unit Award granted on March 24, 2023 (the “’23 Grant”) for 209,803 shares of common stock (collectively, “Accelerated RSU Awards”) have already been accelerated by the Board with date of acceleration being at the option of Ms. Pamela Connealy. Ms. Connealy has chosen July 1, 2025 as date of acceleration for the Accelerated RSU Awards. The Accelerated RSU Awards will be settled in Pyxis Oncology’s common stock based on the terms contained in Non-Qualified Deferred Compensation Plan and initial election form executed by Ms. Pamela Connealy and the Company.

(3)
Extension of Exercise Period for July ’21 Option Grant. Two Hundred Five Thousand (205,000) shares of vested stock options granted under the July ’21 Option Grant (as defined below), shall remain exercisable until December 31, 2025. Following December 31, 2025, those shares will no longer be exercisable.

(4)
Cancellation of all Other Award Agreements. Except as specifically set forth in Sections (1), (2) and (3)

above and notwithstanding any provisions of the Remaining Award Agreements (as defined below), the First 2025 Grant Agreement and the 2024 RSU Agreement to the contrary, effective as of July 1, 2025, all equity awards granted under the Remaining Award Agreements and the First 2025 Grant Agreement shall be canceled and not exercisable.
(5)
Continued Exercisability. Notwithstanding any provision of the First 2025 Award Agreement to the contrary, the Accelerated Options will remain exercisable until December 31, 2030. Following December 31, 2030, your vested equity from the 2025 Award Agreements will no longer be exercisable.

For the purposes of this Agreement, the following terms will have the following meanings:

“First 2025 Grant Agreements” means the Stock Option Award Agreement with an Option Date of March 31, 2025 for 332,006 shares of common stock.

“Remaining Award Agreements” means:

(a)
the Stock Option Award Agreement with an Option Date of March 31, 2025 for 82,157 shares of common stock;

(b)
the Stock Option Award Agreement with an Option Date of December 23, 2024 for 265,310 shares of common stock;

(c)
the Stock Option Award Agreement with an Option Date of December 23, 2024 for 44,690 shares of common stock;

(d)
the Stock Option Award Agreement with an Option Date of September 14, 2021 for 10,304 shares of common stock; and

(e)
the Stock Option Award Agreement with an Option Date of December 6, 2021 for 52,944 shares of common stock; and
(f)
the Stock Option Award Agreement with an Option Date of July 31, 2021 for 322,265 shares of common stock (“July ’21 Option Grant”).

“Separation Date” means July 1, 2025.

The provisions of this letter are subject to the Separation Agreement being in full force and effect and not rescinded. If the Separation Agreement is rescinded, then this letter shall be void ab initio and the terms and conditions of 2025 Grant Agreements and the Remaining Award Agreements other than as modified by this letter will remain in effect.

[Signature Page Follows]

PYXIS ONCOLOGY, INC.

By:	/s/ Lara Sullivan
Lara Sullivan, M.D.
President and Chief Executive Officer

AGREED AND ACCEPTED
/s/ Pamela Connealy
Pamela Connealy

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), made this 3rd day of July 2025 (the “Effective Date”), is entered into by Pyxis Oncology, Inc., a Delaware corporation (the “Company”), and Pamela Connealy (the “Consultant”).

BACKGROUND

Prior to the Effective Date, the Consultant served as the Company’s CFO and COO. Following the Consultant’s service to the Company, the Consultant and the Company want to provide for the Consultant to provide consulting services to the Company in order to ensure a smooth transition of the Company’s financing and operations activities to the Consultant’s successors.

Pursuant to this Agreement, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide those services to the Company.

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.
Services.
1.1
The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company relating to its operations and management, including, but not limited to, the services specified on Schedule A to this Agreement. Notwithstanding the foregoing, the Consultant will not be required to provide more than fifty (50) hours of services during any thirty (30) consecutive day period, without the Consultant’s consent in the Consultant’s sole discretion.
1.2
The Consultant represents and warrants that (a) the Consultant is not prevented or limited in any way from providing the services to Company, (b) the Consultant will provide the services in a timely, professional and workmanlike manner in strict accordance with reasonable and safe methods of practices of the Consultant’s profession and in accordance with all applicable laws, rules and regulations and recognized professional standards, ethics and customs.
2.
Term. This Agreement shall commence on the Effective Date and will continue until the first anniversary thereof (such period, as it may be extended, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.
3.
Compensation.
3.1
Consulting Fees. The Company shall pay to the Consultant the consulting fees specified on Schedule A to this Agreement.
3.2
Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Consultant’s services under this Agreement with the prior written approval of the Company. The Consultant shall submit to the Company itemized statements on a monthly basis, in a form satisfactory to the Company, of such expenses incurred in the previous monthly period. It is expected that reasonable expenses related to transportation, communications, supplies, and similar expenses will not exceed $1,000 per month. Consultant will notify the Company in advance if Consultant anticipates that expenses may exceed the foregoing monthly limit.
3.3
Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including,

without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. For clarity, this Agreement and the services to be provided hereunder is not considered a continuation of services for the purposes of any equity compensation grants agreements entered into by the Consultant and the Company during any period that the Consultant was employed by the Company.
4.
Termination. Either party may terminate this Agreement at any time without cause upon not less than thirty (30) days’ prior written notice to the other party; provided, that the Company may not terminate this Agreement prior to December 31, 2025, other than for cause. In the event of any such termination, the Consultant shall be entitled to payment for expenses paid or incurred prior to the effective date of termination, subject to any limitation or other restriction set forth herein. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company. The parties’ obligations under Sections 3, 4, 6, 7 and 9 through 17 will survive expiration or termination of this Agreement.
5.
Cooperation. The Consultant shall use her reasonable best efforts in the performance of the Consultant’s obligations under this Agreement. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property. Without limiting the foregoing, at the Company’s request and notwithstanding the termination of this Agreement, but subject in all cases to Section 3 hereof, the Consultant shall assist, consult with and cooperate with the Company in any litigation or administrative procedure or inquiry that involves the Company.
6.
Inventions and Proprietary Information.
6.1
Inventions.
(a)
All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as the Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.
(b)
The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.
6.2
Proprietary Information.
(a)
The Consultant acknowledges that her relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or for a period three (3) years following termination disclose to others or use for her or her benefit or the benefit of others, any Proprietary Information or any Invention.
(b)
For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of the Consultant’s service as a consultant to the Company.
(c)
The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of an officer of the Company, (iv) is in the Consultant’s possession at the time of disclosure otherwise than as a result of the Consultant’s breach of any legal obligation, or (v) the Consultant established with clear and convincing evidence to have been independently developed by or known to the Consultant without reference to or reliance upon the Proprietary Information.
(d)
Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.
(e)
The Consultant represents that her retention as a consultant with the Company and the Consultant’s performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of the Consultant or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of her agreements or obligations to any other person or entity. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other person or entity.
(f)
The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him or her and to take all action necessary to discharge the obligations of the Company under such agreements.
6.3
Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.
7.
Non-Solicitation. During the Consultation Period and for a period of six (6) months thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Consultant’s engagement with the Company; provided, that this clause (ii) shall not apply to any individual whose employment with the Company has been terminated for a period of six (6) months or longer.
8.
Other Agreements. The Consultant hereby represents that the performance of her or her obligations hereunder will not violate or conflict with any agreement to which he is bound, including without limitation, any agreement with any current or prior employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant’s relationship with the Company, to refrain from competing, directly or indirectly, with the business of such employer or any other party or to refrain from soliciting employees, customers or suppliers of such employer or other party. The Consultant agrees to furnish the Company with a copy of any such agreement upon request.

9.
Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
10.
Indemnification. The Company agrees to indemnify the Consultant from any and all claims causes of action, judgments, liabilities, losses, penalties, damages, interest, administrative actions, costs, and expenses, including reasonable attorneys’ fees and costs (collectively and individually, “Claims”) and threatened Claims arising out of or in connection with the Consultant’s performance under this Agreement, except that Consultant will not be indemnified for Claims arising our of or in connection with Consultant’s gross negligence or willful misconduct.
11.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon transmission by electronic mail or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.
12.
Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
13.
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
14.
Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
15.
Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law principles that would result in the application of any law other than the Commonwealth of Massachusetts.
16.
Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal in nature and shall not be assigned by him. The Consultant may not assign or transfer this Agreement or any of the Consultant’s rights or obligations hereunder except to a corporation of which the Consultant is the sole stockholder. In no event will the Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other natural person. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
17.
Interpretation. If any restriction set forth in Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
18.
Miscellaneous.
18.1
No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
18.2
The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
18.3
In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
18.4
This Agreement may be executed in multiple counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf), each of which shall be taken together as one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year set forth above.

PYXIS ONCOLOGY, INC.

By:	/s/ Lara Sullivan
Lara Sullivan, M.D.
President and Chief Executive Officer

CONSULTANT
/s/ Pamela Connealy
Pamela Connealy

Schedule A

1.
Description of Services. From time to time during the term of the Agreement, assist with the orderly transition of the Consultant’s prior duties as CFO and COO of the Company, as requested by the CEO, or her designees.
2.
Compensation.

(a) Modifications to equity compensation are full compensation for the Services.

(b) All payments shall be subject to Section 3 of this Agreement.